FEE WAIVER AGREEMENT

Fidelity Private Credit Fund

245 Summer Street

Boston, Massachusetts 02210

617-563-7000

This Fee Waiver Agreement, dated [                    ], 2022 (the “Agreement”), is entered into by and between Fidelity Private Credit Fund (the “Fund”), a Delaware statutory trust that is organized as a non-diversified closed-end management investment company that will elect to be regulated as a business development company under the Investment Company Act of 1940, as amended (“1940 Act”), and Fidelity Diversifying Solutions LLC, a Delaware limited liability company (“FDS”).

WHEREAS, pursuant to an Investment Advisory Agreement dated [                    ], 2022, as supplemented from time to time (the “Investment Advisory Agreement”), between the Fund and FDS, the Fund has retained FDS to provide the Fund with investment advisory services. Pursuant to the Investment Advisory Agreement, the Fund pays to FDS a management fee calculated and payable monthly in arrears at an annual rate of 1.25% (“Management Fee”) and incentive fees, including a fee based on the Fund’s net investment income calculated and payable quarterly in arrears subject to a hurdle rate (“Income Incentive Fee”).

NOW THEREFORE, the parties hereto agree as follows:

1.	FDS agrees to waive all Management Fees and Income Incentive Fees for the first six (6) months following the date on which the Fund breaks escrow with respect to its investor subscriptions.

2.	This Agreement shall terminate upon termination of the Investment Advisory Agreement or it may be terminated by the Fund, without payment of any penalty, upon sixty days’ prior written notice.

3.

Nothing contained herein shall be deemed to require the Fund to take any action contrary to the Fund’s Certificate of Trust, Declaration of Trust, or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Fund’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Fund.

4.

Any question of interpretation of any term or provision of this Agreement, including but not limited to the calculation of the Management Fee or Income Incentive Fee, having a counterpart in or otherwise derived from the terms and provisions of the Investment Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Investment Advisory Agreement or the 1940 Act.

5.

If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not be affected thereby.

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6.

It is expressly agreed that the obligations of the Fund hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Fund personally, but shall bind only the property of the Fund. This Agreement has been signed and delivered by an officer of the Fund, acting as such, and such execution and delivery by such officer shall not be deemed to have been made by any Trustee or officer individually or to impose any liability on any of them personally, but shall bind only the property of the Fund, as provided in the Fund’s Certificate of Trust and Declaration of Trust and as amended from time to time.

7.

This Agreement constitutes the entire agreement between the Fund and FDS with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both the Fund and FDS.

8.

This Agreement may be executed in any number of counterparts by email, facsimile, or other written form of communication, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. Signatures may be delivered via facsimile, email, or any other electronic signature method complying with applicable law.

[Remainder of Page Intentionally Left Blank.]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date first written above.

FIDELITY PRIVATE CREDIT FUND

By:
Name:	Stephanie Brown
Title:	President and Treasurer

FIDELITY DIVERSIFYING SOLUTIONS LLC

By:
Name:	Christopher J. Rimmer
Title:	Treasurer

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